UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2007
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31753 (Commission File Number)	35-2206895 (I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 30, 2007, CapitalSource Inc. (the “Company”) and its wholly owned subsidiary, CapitalSource Finance LLC (“Finance”), entered into an indenture for subordinated debt securities dated as of July 30, 2007 (the “Base Indenture”) and a first supplemental indenture thereto dated as of July 30, 2007, supplementing the Base Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), with Wells Fargo Bank, N.A., as trustee (the “Trustee”), pursuant to which the Company issued $250 million in aggregate principal amount of its 7.250% Senior Subordinated Convertible Notes due 2037, guaranteed on a senior subordinated basis by Finance (the “notes”). As previously reported, the Company and Finance sold the notes in an underwritten public offering pursuant to a Registration Statement on Form S-3 and related prospectus and prospectus supplement, filed with the Securities and Exchange Commission. The closing of the sale took place on July 30, 2007.
The notes have an initial principal amount of $1,000 per note and bear interest at a rate of 7.250%. We will pay interest on the notes on January 15 and July 15 of each year, beginning on January 15, 2008. On July 15, 2037, the maturity date of the notes, holders will receive the principal amount of $1,000 per note. The notes were issued with original issue discount for U.S. federal income tax purposes.
We may, without notice to or consent of the holders, reopen the notes and issue additional notes under the Indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes sold on July 30, 2007 for U.S. federal income tax purposes. The notes sold on July 30, 2007 and any such additional notes would be treated as a single class for all purposes under the Indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.
The notes may be converted:
•	in any calendar quarter commencing after September 30, 2007 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day;

•	during the five consecutive business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures specified in the Indenture for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period;

•	if any notes are called for redemption, those notes that have been so called; or

•	upon the occurrence of specified corporate transactions, including:
•	the distribution to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution;

•	the distribution to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution; and

•	our consummation of consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities.

The conversion rate will initially be 36.9079 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price per share of $27.09. The conversion rate will be subject to adjustment upon the occurrence of specified events, including, among other things, our payment of any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, other than regular quarterly dividends that do not exceed $0.60 per share. Upon conversion, holders will receive, in respect of each $1,000 principal amount of notes surrendered for conversion, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each day of a 16 trading day observation period. The “daily settlement amount” for each of the 16 trading days of the related observation period will consist of: (1) an amount in cash equal to the lesser of $62.50 and the daily conversion value relating to such day, and (2) to the extent the daily conversion value exceeds $62.50, a number of shares equal to (A) the difference between the daily conversion value and $62.50 divided by (B) the common stock price for that day. We will have the option to deliver cash in lieu of all or any portion of the shares, if any, deliverable upon conversion. If holders elect to convert their notes in connection with specified changes in control that occur on or prior to July 15, 2012, we will increase the conversion rate by a make-whole premium specified in the Supplemental Indenture.
We may not redeem the notes before July 20, 2012. On or after that date, we may redeem the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be redeemed. Holders may require us to repurchase all or any portion of their notes on July 15, 2012, 2017, 2022, 2027 and 2032. Holders may also require us to repurchase all or a portion of their notes, subject to specified exceptions, upon the occurrence of a fundamental change at 100% of the principal amount of the notes.
The Indenture does not require us to comply with any financial covenants or prohibit us or our subsidiaries from time to time, without notice to or consent of the holders, from creating and issuing additional debt securities ranking senior to, or equally and ratably with, the notes in all respects.
The notes will be our unsecured and senior subordinated obligations. The notes will rank senior to our guarantees of the junior subordinated debt incurred by Finance in our outstanding trust preferred securities financings; equally with our senior subordinated convertible debentures due 2034; and junior to all of our other existing and future indebtedness, unless the existing or future indebtedness provides that it ranks junior or equal in right of payment to the notes.
Finance will fully and unconditionally guarantee the due and punctual payment of our obligations under the notes on a senior subordinated basis. The guarantee will rank senior to Finance’s junior subordinated debt incurred in our outstanding trust preferred securities financings; equally with Finance’s guarantees of our senior subordinated convertible debentures due 2034; and junior to all of Finance’s other existing and future indebtedness or guarantees of indebtedness, unless the existing or future indebtedness provides that it ranks junior or equal in right of payment to the guarantee. The notes and guarantee will rank structurally junior to all existing and future liabilities incurred or guaranteed by our subsidiaries other than Finance.
We will use the net proceeds from the sale of the notes (approximately $243.8 million, after deducting estimated expenses) to repay indebtedness under our $1.05 billion unsecured revolving credit facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 3, 2007	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary